December 2012 Pricing Sheet dated December 28, 2012 relating to Preliminary Terms No. 489 dated December 17, 2012 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities

Buffered PLUS Based on the iShares® FTSE China 25 Index Fund due July 3, 2014
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – DECEMBER 28, 2012
Issuer:	Morgan Stanley
Maturity date:	July 3, 2014
Underlying shares:	Shares of the iShares® FTSE China 25 Index Fund
Aggregate principal amount:	$7,611,500
Payment at maturity per Buffered PLUS:	▪ If the final share price is greater than the initial share price: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%: $10
▪ If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:
($10 x share performance factor) + $1
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1 per Buffered PLUS.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Initial share price:	$39.55, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Valuation date:	June 30, 2014, subject to postponement for non-trading days and certain market disruption events
Leverage factor:	200%
Buffer amount:	10%
Maximum payment at maturity:	$11.625 per Buffered PLUS (116.25% of the stated principal amount)
Minimum payment at maturity:	$1 per Buffered PLUS (10% of the stated principal amount)
Interest:	None
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Pricing date:	December 28, 2012
Original issue date:	January 3, 2013 (3 business days after the pricing date)
CUSIP:	61761M185
ISIN:	US61761M1852
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per Buffered PLUS	$10	$0.2125	$9.7875
Total	$7,611,500	$161,744.38	$7,449,755.62
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.2125 for each Buffered PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 489 dated December 17, 2012
Product Supplement for PLUS dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.